SCHEDULE 14A
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SCHEDULE 14A INFORMATION

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THE GILLETTE COMPANY
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[The following letter was sent by The Gillette Company to certain institutional holders of Gillette common stock beginning May 7, 2004.]

May 7, 2004

Dear Shareholder:

Institutional Shareholder Services (ISS) has recently recommended withholding votes for all directors, myself included, who have been nominated for re-election to the Gillette Board this year.

I believe this recommendation is misguided and inconsistent with the overall rating that ISS has given our corporate governance practices. ISS has rated our transparent and forward-looking governance practices as better than 87.5% of the companies in our peer group.

In deciding the vote for the Board, shareholders should consider the totality of the Board's actions and accomplishments. The Company's Board and management have led a very successful turnaround of our business. Over the past three years, Gillette has been transformed from a chronic underperformer to a company that is on track to deliver consistent top-tier performance that will build greater value for our shareholders. Looking at 2003 alone, Gillette delivered against its performance targets: net sales growth of 9%; profit from operations growth of 11%; net income growth of 14%; and diluted net income per common share growth of 17%. In addition, the Company has made strong progress on improving its return on invested capital from 14% in 2000 to 28% in 2003.

ISS says it recommended withholding approval of our director nominees because of the Board's unwillingness to declassify itself after declassification proposals received a majority of shares voted in the past two years. While our Board realizes the importance of any shareholder vote, it also realizes that its primary responsibility must be to act in the best interests of the Company and our shareholders. Although the instances of Board and shareholder disagreement on an issue are infrequent, the Board cannot abdicate its legal responsibility to act independently when those issues do arise.

This year's proxy statement again includes a shareholder proposal recommending declassification of the Board. Our Board considered this proposal carefully, particularly in light of the prior years´ votes. Our reasons for opposing the resolution are set forth in the proxy statement. I will not repeat them here, other than to note that, at this time, we believe the classified Board provides stability and benefits our long-term shareholders.

While some shareholders may disagree with our recommendation on this matter, we do not believe it would be appropriate to withhold votes for qualified director nominees over this issue. We believe that accepting the rigid voting formula suggested by ISS, or weighting other extraneous factors over shareholder value in making your decision, would send the wrong message to our long-term shareholders and our employees.

In summary, I ask you not to withhold your votes for the re-election of our director nominees. Their performance merits your endorsement.

Sincerely,

/s/ James M. Kilts
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James M. Kilts
Chairman of the Board, President and Chief Executive Officer